Exhibit 99.1
THE BEARD COMPANY	News Release

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

GEOHEDRAL LLC REPORTS ON ASSAY RESULTS

OKLAHOMA CITY, Oklahoma – February 23, 2009 -- The Beard Company (OTCBB: BRCO) today reported that Geohedral LLC, a private company in which Beard has a 23.16% equity interest, has received assay results on the eleven (11) core holes drilled to date on its mining claims in the Yakutat Forelands district of southeastern Alaska.

In the opinion of both Geohedral’s chief geologist, Dr. Jan Cannon, and Steven Kerr, project manager / senior geologist for Norwest Corporation, an independent engineering firm retained to supervise the exploration at the Yakutat Project, there were apparent and significant inaccuracies in the analytical results reported by the independent laboratory that performed the assays. Geohedral and Norwest are currently reviewing the handling and sampling procedures and the analytical methodology utilized to arrive at the assay results to ascertain what has gone amiss. A clear disconnect exists between the samples observed in Yakutat when being prepared for shipment to the lab and the laboratory analysis itself.

Dr. Cannon was a Professor of Geology at the University of Alaska in Fairbanks for 10 years and has conducted extensive field work in the Yakutat Forelands area and throughout Alaska for more than 30 years.

In a conference call with Geohedral on Friday, Mr. Kerr confirmed that, in his opinion, “Geohedral has a significant mineral deposit in Alaska that contains significant percentages of magnetite, ilmenite and rutile.” He further stated his confidence that this conclusion will be validated once all of the procedures necessary to obtain an accurate analysis have been observed.

Geohedral is considering all options before determining how to proceed. So as to avoid future confusion, no timetable has been, or will be, established for announcement of the final assay results. “While the delay in obtaining an accurate analysis is frustrating, our enthusiasm for the potential of this project has actually increased,” stated Herb Mee, Jr., President of The Beard Company. “Although the prices of magnetite, and to a lesser extent ilmenite, have decreased in the current recessionary environment, the prices of both gold and silver have moved higher. We continue to believe that, in addition to the magnetite, ilmenite and rutile, the claims we have staked in Alaska also contain commercially meaningful amounts of gold, silver and other precious minerals, together with a significant quantity of garnets.”

Dr. Cannon, who serves as President of Geohedral and presided over the conference call, added, “Once our analysis has been validated and we are able to move forward with the project, the potential future economic benefit to the Yakutat region could be quite significant. Future mining operations will be designed and implemented in a manner consistent with the highest environmental standards, including re-forestation, the construction of lakes, etc., as part of the post-mining reclamation process.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com